CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION

     Bryant Cragun and Jennifer C. McMinn, hereby certify that:

     1. They are the President and Secretary of Best Way, USA, a Nevada Corporation.

     2. Article I., of the Articles of Incorporation of this Corporation is amended to read as follows:

     Article I. The name of the corporation is ZiaSun Technologies, Inc.

     3. That Article IV., of the Articles of Incorporation of this Corporation is hereby amended to read as follows:

               Article IV. The Corporation is authorized to issue one (1) class of shares to be designated as Common Stock ("Common Stock"). The total number of shares of Common Stock this Corporation shall have the authority to issue is Fifty Million Shares (50,000,000) with a par value of $0.001 per share.

               Upon the amendment of this Article VI., as hereinabove set forth, each share of the Common Stock, $0.001 Par Value, outstanding as of the date of filing, shall become and represent 0.50 shares of the Common Stock, $0.001 Par Value, effectuating a I for 2 reverse split of the outstanding Common Stock of the Corporation..

     4. There will be no fractional shares issued as a result of the above referenced reverse stock split, with any fractional shares being rounded up to the next whole share.

     5. The current number of authorized shares before the amendment to Article IV., as set forth above is 50,000,000 shares of Common Stock, $0.001 Par Value.

     6. The number of authorized shares after the amendment to Article IV., as set forth above is 50,000,000 shares of Common Stock, $0.001 Par Value.

     7. The foregoing amendment of Articles of Incorporation, including the above 1 for 2 Reverse Stock split of the outstanding shares of Common Stock, has been duly approved by the Board of Directors in accordance with Section 78.207 of the Nevada Revised Statutes.

     8. The foregoing amendments of Articles of Incorporation, have been duly approved by the required written Consent of Shareholders in accordance with
Section 78.390 of the Nevada Revised  Statutes.  The total number of outstanding

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shares of the Corporation is 15,800,000. The number of shares voting in favor of the Amendments was 11,278,486 shares representing 71.38%. The percentage of vote required was more than 50%.

     The undersigned declare under the penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge.

     Executed at San Diego, California on September 9, 1998

/s/ Bryant Cragun                            /s/ Jennifer C. McMinn
---------------------------------            ----------------------------------
By: Bryant Cragun, President                 By: Jennifer C. McMinn, Secretary

STATE OF CALIFORNIA  )
                     )
COUNTY OF SAN DIEGO  )

On September 9, 1998, before me, personally appeared Bryant Cragun, personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity, and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s)acted, executed the instrument.

WITNESS my hand and official seal


/s/ George G. Chachas
-------------------------------
Notary Public


STATE OF CALIFORNIA

COUNTY OF SAN DIEGO

On September 9, 1998, before me, personally appeared Jennifer C. McMinn, personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity, and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s)acted, executed the instrument.

WITNESS my hand and official seal


/s/ George G. Chachas
--------------------------------
Notary Public